Exhibit 1

Media Relations Jorge Perez +52(81) 8888-4334 mr@cemex.com	Investor Relations Eduardo Rendon +52(81) 8888-4256 ir@cemex.com	Analyst Relations Lucy Rodriguez +1(212) 317-6007 ir@cemex.com

CEMEX RESUMES OPERATIONS IN MEXICO

MONTERREY, MEXICO. APRIL, 6, 2020 – CEMEX, S.A.B. de C.V. (“CEMEX”) (NYSE: CX) announced today that, in accordance with the technical guidelines published today in the official Mexican gazette, the company will resume operations in Mexico to support the development and the economy of the country during the COVID-19 contingency.

CEMEX will fully comply with all the measures indicated by the Ministry of Health, as well as other best practices to operate in a safe and responsible environment. The health and safety of employees, contractors, suppliers, customers, and communities is a top priority for CEMEX, and the company will continue to enforce its health protocols to maintain a safe and clean working environment.

CEMEX is a global building materials company that provides high quality products and reliable services. CEMEX has a rich history of improving the wellbeing of those it serves through innovative building solutions, efficiency advancements, and efforts to promote a sustainable future. For more information on CEMEX, please visit: www.cemex.com

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This press release contains forward-looking statements and information within the meaning of the U.S. federal securities laws. CEMEX, S.A.B. de C.V. and its direct and indirect subsidiaries (the “Company”) intend for these and any other forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in the U.S. federal securities laws. In some cases, these statements can be identified by the use of forward-looking words such as “may,” “assume,” “should,” “could ,”“continue,” “would,” “can,” “consider,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “foresee,” “predict,” “potential,” “guidance,” “target,” “strategy” and “intend” or other similar words. These forward-looking statements reflect the Company’s current expectations and projections about future events based on the Company’s knowledge of present facts and circumstances and assumptions about future events, as well as the Company’s current plans based on such facts and circumstances. These statements necessarily involve risks and uncertainties that could cause actual results to differ materially from the Company’s expectations. Some of the risks, uncertainties and other important factors that could cause results to differ, or that otherwise could have an impact on the Company, include, but are not limited to: the cyclical activity of the construction sector; the Company’s exposure to other sectors that impact its business, such as, but not limited to, the energy sector; competition; availability of raw materials and related fluctuating prices; general political, social, economic and business conditions in the markets in which the Company operates or that affect its operations and any significant economic, political or social developments in those markets, including any nationalization or privatization of any assets or operations; the regulatory environment, including environmental, tax, antitrust and acquisition-related rules and regulations; the Company’s ability to satisfy its obligations under the Company’s material debt agreements, the indentures that govern the Company’s outstanding senior secured notes and the Company’s other debt instruments; availability of short-term credit lines, which can assist us in connection with market cycles; the impact of the Company’s below investment grade debt rating on its cost of capital; loss of reputation of our brands; the Company’s ability to consummate asset sales, fully integrate newly acquired businesses, achieve cost savings from its cost-reduction initiatives and implement its global pricing initiatives for the Company’s products, including the Company’s “A Stronger CEMEX” plan; the increasing reliance on information technology infrastructure for the Company’s operations, sales in general, sales invoicing, procurement, financial statements and other processes that can adversely affect the Company’s sales and operations in the event that the infrastructure does not work as intended, experiences technical difficulties or is subject to cyber-attacks; changes in the economy that affect demand for consumer goods, consequently affecting demand for our products; weather conditions; trade barriers, including tariffs or import taxes and changes in existing trade policies or changes to, or withdrawals from, free trade agreements; terrorist and organized criminal activities as well as geopolitical events; declarations of insolvency or bankruptcy, or becoming subject to similar proceedings; natural disasters and other unforeseen events; economic, social and other effects of the outbreak and the ongoing global spread of the novel coronavirus (COVID-19); and the other risks and uncertainties described in the Company’s public filings. You are urged to carefully consider the risks, uncertainties and other factors that affect the Company’s business and should review future reports filed by the Company with the U.S. Securities and Exchange Commission. The information contained in this press release is subject to change without notice, and the Company is not obligated to, and does not intend to, publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.